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                                                                    EXHIBIT 99.1

For Immediate Release


CONTACT                                              MEDIA CONTACT:
James B. Dale, Chief Financial Officer               Jerry Daly or Carol McCune
847-228-5401 x 361                                   703-435-6293
jimdale@arlingtonhospitality.com                     jerry@dalygray.com



           ARLINGTON HOSPITALITY RECEIVES COURT APPROVAL FOR SALE OF
                            SUBSTANTIALLY ALL ASSETS


         ARLINGTON HEIGHTS, Ill., December 12, 2005 -- Arlington Hospitality, Inc. and subsidiaries (HOST.PK) today announced that, on December 7, 2005, the U.S. Bankruptcy Court for the Northern District of Illinois approved the sale of substantially all of the company's assets. Sunburst Hotel Holding, Inc. and its affiliates ("Sunburst"), and SJB Equities, Inc. and its affiliates ("SJB"), both of which are unaffiliated with one another and with Arlington Hospitality, Inc., have agreed to purchase substantially all of the assets, pursuant to separate asset purchase agreements. In addition, Cendant Corporation (NYSE: CD) has consented to Sunburst's assignment and assumption of the development agreement, royalty-sharing agreement, and individual hotel franchise agreements between Arlington and affiliates of Cendant (the "Cendant Agreements"). The total consideration for the sale of the assets, and the assumption of the Cendant Agreements, is approximately $32.4 million, comprised of $9.6 million in cash and the assumption of mortgage debt of approximately $22.8 million on the hotel assets to be purchased.

         The auction for the sale of the assets commenced on November 14, 2005 and was extended through November 28, 2005. Chanin Capital Partners served as Arlington's exclusive financial advisor in connection with the sale of substantially all of Arlington's assets. Consummation of the transactions contemplated by each purchase agreement is subject to certain


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Arlington Hospitality
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closing conditions as set forth in the purchase agreements, and is expected to occur within the next 30 days.

         Sunburst agreed to purchase substantially all the assets of the company, and assume certain contracts and agreements, except the company's corporate headquarters office building and those assets being purchased and contracts assumed by SJB. SJB agreed to purchase ownership interests in four hotel joint ventures, and the assumption of certain contracts and agreements, including the construction contracts for an AmeriHost Inn hotel being built in Columbus, Ohio. A copy of the purchase agreements will be included as exhibits to a Form 8-K to be filed on December 13, 2005 with the Securities and Exchange Commission.

         The auction and sale process conducted by the company's management and Chanin Capital Partners was the culmination of strategic efforts to maximize and realize the value of the company's assets that began in mid-2005. The auction resulted in cash proceeds that are approximately 54 percent higher than contemplated by the stalking horse asset purchase agreement executed by Sunburst in October. Arlington is in the process of evaluating claims, and attempting to sell its corporate headquarters office building, so that it may propose a liquidation plan to the bankruptcy court as soon as practicable after the closing of the purchase agreements. It is unlikely that shareholders of Arlington will receive a cash distribution pursuant to any liquidation plan since any remaining cash will be used to settle creditors' claims and pay administrative costs of the bankruptcy proceeding.

         Having fulfilled his duties, with the successful conclusion of the auction for the company's assets, Stephen K. Miller will be stepping down as interim chief executive officer,

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effective December 16, 2005. "It has been a pleasure working with Steve through a very difficult and complicated process," commented Kenneth M. Fell, Arlington's chairman of the board. "Steve was instrumental in identifying and attracting bidders for the company's assets, including Sunburst, in an effort to maximize value for all stakeholders. We appreciate all of his efforts, and wish him well in his future endeavors." Effective upon Miller's departure, the board has appointed James B. Dale, the company's chief financial officer who has been actively involved in the sales process, to serve as acting chief executive officer to wind-down the affairs of the company. Miller has agreed to remain in an advisory role to the company as needed, at no expense to the company.

         The company's corporate headquarters office building was not included in the purchase agreements. The corporate office building continues to be marketed for sale by Cohen Financial, as approved by the Court. Parties interested in purchasing the office building should contact Richard Tannenbaum, managing director for Cohen, at (312) 803-5689, rtannenbaum@cohenfinancial.com; or Jon Simon, managing director, at (312) 803-5107, jsimon@cohenfinancial.com.

         Sunburst Hospitality, based in Silver Spring, Md., is a diversified real estate owner and operator, with interests in hotels, golf course and residential developments, multi-family communities and self-storage properties. Currently, Sunburst Hospitality's hotel portfolio includes 30 hotels aggregating approximately 4,500 rooms in 16 states.


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         Arlington Hospitality, Inc. is a hotel development and management company that builds, operates and sells mid-market hotels, primarily AmeriHost Inn hotels. The AmeriHost Inn brand is a mid-market, limited-service hotel brand owned and presently franchised in 20 states and Canada by Cendant Corporation, with over 100 properties.

         This press release may contain forward-looking statements. Forward-looking statements are statements that are not historical, including statements regarding management's intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by words such as "believe," "expect," "anticipate," "intend," "estimate," "may," "will," "should," and "could." There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a discussion of these factors, see the company's report on Form 10-K for the year ended December 31, 2004 and report on Form 10-Q for the three months ended March 31, 2005 under the section headed "Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors." Additional factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the company's ability to consummate the sale of its assets; the ability of the company to obtain court approval with respect to motions in the Chapter 11 proceeding; risks associated with the Chapter 11 trustee or third parties seeking to convert the case to a Chapter 7 case; the company's ability to obtain additional debtor-in-possession financing if needed; and the company's ability to maintain contracts that are critical to its operations.